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                                                                   EXHIBIT 10.18


WHITEROCK AFFILIATES LLC
Suite 260
2341 East 61st Street
Tulsa OK 74136
Tel  918 749-6811
Fax 918-744-4340
whiterockaffiliates.com

                                November 15, 2004



Mr. Rodney Kent
President and COO
International Wire Group, Inc
12 Masonic Avenue
Camden, NY 13316

                  Re: Consulting Agreement for the Development of
                      Strategic Plan for IWG

Dear Rod:

I would like to confirm the understanding and agreement reached with you, Rob Hamvee and Mark Holdsworth regarding the engagement of Whiterock Affiliates LLC to provide consulting and advisory services to International Wire Group, Inc. with respect to the development of its five year strategic plan.

We will provide consultation and advice to you and your team and participate in the development of a five year strategic plan for IWG, including the development of the following key elements:

          1.   Five year qualitative vision and financial objectives

          2.   Market landscape mapping and competitive profiles

          3.   Acquisition target profiles by segment and geographic location

          4. Capital investment return benchmarks for acquisitions and other capital investments.

          5. Search field mapping of acquisition, greenfield and joint venture opportunities by type and geographic location

          6. Organizational development needs in order to execute the strategic plan

We also will provide you with assistance and support in developing a transition plan in connection with the move of IWG's headquarter functions from St. Louis to Camden.

It is envisioned that a close team of you, Donald McKay, and other executives of IWG would work with David Robbins of GSC and me to develop the Strategic Plan over the next four months with a target completion date of March 1, 2005. A subsequent


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presentation of the Plan to the Board of Directors would be targeted for March,
2005 or as soon thereafter as is practicable.

Our first meeting is schedule for November 30 and December 1 in Camden to meet with your European management team and solicit their views on strategic options for IWG Europe. In the meantime, I have begun discussions with GSC Partners and Tennenbaum Capital partners in order to gather their views on financial objectives and capital investment benchmarks. I also have offered, subject to your concurrence, to meet with Doug Johnston in Syracuse on December 1.

It is anticipated that Whiterock would devote approximately eight days per month of consulting time to assist you in developing the Strategic Plan. In consideration for its services, Whiterock would be compensated a flat fee of $50,000, payable in the amount of $12,500 on the first of December, 2004, and the first of January, February and March 2005. Whiterock would also be reimbursed for its reasonable travel and other expenses incurred in connection with this project.

Rod, I am very much looking forward to working with you toward the successful development of this project. Please indicate your concurrence with the foregoing by signing in the space provided below.

Sincerely,


By: William Lane Pennington
    -----------------------
W. Lane Pennington
President

Confirmed:

International Wire Group, Inc.

By /s/ Rodney D. Kent
   ----------------------------------
       Rodney Kent, President and COO

c:  Mr. Robert A. Hamvee
    Mr. David Robbins